EXHIBIT 99

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Release”) is entered into by and between Advanced Materials Group, Inc. (“AMG) and Wilshire Technologies, LLC (“Wilshire”) (collectively the “Parties”).

The Parties are named as parties In that certain action entitled Advanced Materials Group. Inc. v. Johnson. et al., In the Superior Court of the State of California, County of Orange, case no. 03CC09237, which has been ordered to binding JAMS arbitration (the “Action”).

The Parties wish to resolve all claims in this Action. This Release is in compromise of portion of the above described Action and the disputes and claims embodied therein as more fully set forth herein. The Parties have voluntarily entered into and agree to the terms of this Release.

This Release is given in context of the following fact and circumstances. Wilshire hired Hiram Johnson and Steve Scibelli under certain employment agreements (“Employment Agreements”). The Employment Agreements contained certain provisions for deferred compensation. AMG purchased assets from Wilshire pursuant to that certain 1992 Amended Purchase Agreement, as amended (“Amended Purchase Agreement”). Under the Amended Purchase Agreement, AMG assumed certain liabilities for deferred compensation owed to Mr. Johnson and Mr. Scibelli, and paid certain amounts to them. In this Action, the Parties dispute whether Wilshire or AMG paid Mr. Johnson or Mr. Scibelli the proper amount pursuant to their Employment Agreements, and dispute whom as between Wilshire and AMG owe only further sums to Mr. Johnson or Mr. Scibelli. By this Release, the Parties agree that AMG shall pay Wilshire $250,000.00, and that Wilshire, not AMG, shall have the sole responsibility and liability to pay any and all such sums due to Johnson or Scibelli from this day forward, and shall defend and indemnify AMG should Scibelli or Johnson make claim against AMG for such payment.

NOW, WHEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AMG and Wilshire hereby agree as follows:

1.               AMG pays Wilshire. Concurrent with the execution of this agreement, AMG shall pay $250,000.00 to Wilshire by a check delivered to its counsel payable to Wilshire Technologies, LLC.

2.               Releases by AMG in Favor of Wilshire. Upon full execution of this Release, AMG hereby releases and forever discharges Wilshire, as well as its past, present and future predecessors, successors, heirs, assigns, subsidiaries, shareholders, directors, officers, employees, agents, representatives, insurers, attorneys and accountants, of and from any and all claims, demands, actions, causes of action, suits at law or equity, debts, sums of money, accounts, controversies, rights, damages, costs, attorneys’ fees, losses, expenses, contracts, torts, agreements, promises or liabilities whatsoever, known, unknown, asserted or unasserted, whether arising under the common law, statute or otherwise that arise out of or relate to any claims made in the Action, or that were or could have been alleged in the Action, except for any obligations assumed under this Release.

3.               Releases by Wilshire in Favor of AMG. Upon full execution of this Release, Wilshire hereby releases and forever discharges AMG, as well as its past, present and future predecessors, successors, heirs, assigns, subsidiaries, shareholders, directors, officers, employees, agents, representatives, insurers, attorneys and accountants, of and from any and all claims, demands, actions, causes of action, suits at law or equity, debts, sums of money, accounts, controversies, rights, damages, costs, attorneys’ fees, losses, expenses, contracts, torts, agreements, promises or liabilities whatsoever, known, unknown, asserted or unasserted, whether arising under the common law, statute or otherwise that arise out of or relate to any claims made in the Action, or that were or could have been alleged in the Action, except for any obligations assumed under this Release.

4.               Defense and Indemnity by Wilshire in Favor of AMG. Upon execution of this Release, AMG shall have no further liability for payment of any sums to Mr. Johnson or Mr. Scibelli pursuant to its assumption of deferred compensation liabilities under the Amended Purchase Agreement. AMG shall have no liability to Wilshire by way of any claim for indemnity or otherwise on account of any payments that Wilshire pays, or has paid, to Mr. Johnson or Mr. Scibelli pursuant to the Employment Agreements. Wilshire shall and does indemnify and hold AMG harmless from any such claim made against AMG by Scibelli or Johnson.

5.               No Admission of Liability. This Release and the negotiations and discussions leading up to this Release do not constitute, nor shall they be construed as, an admission of liability by any party. This Release is made solely for the purpose of avoiding the burden and expense of further litigation which would be imposed on the Parties if the disputes between them remained unsettled.

6.               Governing Law. This Release shall be governed by and construed in accordance with California law.

7.               Entire Release. This Release contains the entire Release and understanding of the parties concerning the matters set forth herein.

8.               Construction. This Release shall not be construed against the party preparing it, but shall be construed as if the Parties jointly prepared it and any uncertainty or ambiguity shall not be interpreted against any party. This is a material term of this Release.

9.               No Oral Modifications. This Release may not be modified orally. All modifications to this Release must be in writing and signed by the parties to be charged.

10.         No Assignments. The Parties hereby represent and warrant that there has been no assignment or transfer whatsoever of any of the claims released herein.

11.         Effect of Release. This Release shall be binding on and shall inure to the benefit of the Parties, their respective heirs, representatives, successors and assigns.

12.         Execution. Each person whose signature appears hereon warrants and guarantees that he has been duly authorized and has full authority to execute this Release on behalf of the person, persons or entity on whose behalf this Release is executed.

13.         Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.         Advice of Counsel. Each Party to this Release has had the opportunity to discuss the matter with legal counsel, and enters into this Release only after such consultation.

15.         The parties fully agree that in the event any legal action is brought for breach of this Release, and it is found that one or the other party is in breach thereof, damages may be recovered not only for the amount of any compensatory injury resulting therefrom, but also for reasonable attorneys’ fees and other costs and expenses incurred therein.

IN WITNESS WHEREOF, each party has executed the Release as of the date set forth opposite the party’s signature.

Dated:	June 3, 2004	Advanced Materials Group, Inc.

		By:	/s/ Robert E. Delk

Dated:	June 3, 2004	Wilshire Technologies, LLC

		By:	/s/ Kathleen Terry

APPROVED AS TO FORM:

Dated: June 3, 2004	Law Offices of George S. Burns

	By:	/s/ George S. Burns
George S. Burns

Attorney for
Advanced Materials Group, Inc.

Dated: June 8, 2004	Solomon Ward Seidenwurm & Smith

	By:	/s/ Paul S. Metsch
Paul S. Metsch

Attorney for
Wilshire Technologies, LLC